                                  Exhibit 4(a)

                          INVESTMENT ADVISORY CONTRACT
                          ----------------------------

          AGREEMENT dated as of the 28th day of May, 1968, by and between THE PRUDENTIAL INSURANCE COMPANY OF AMERICA (hereinafter referred to as "Prudential"), and PRUDENTIAL'S GIBRALTAR FUND (hereinafter referred to as the "Fund").

          WHEREAS, Prudential adopted its name in 1877 and has continuously used it in connection with its insurance business throughout the United States and Canada since that time; and

          WHEREAS, the word "Prudential" is a registered service mark of Prudential, United States Registration No. 693,628, registered February 23, 1960, and that word has been used in conjunction with the word "Gibraltar" for many years in connection with Prudential's business; and

          WHEREAS, a design (hereinafter referred to as the "Design") of a rock representing the Rock of Gibraltar, within a circle and without legend, is also a registered service mark of Prudential, United States Registration No. 792,738, registered July 13, 1965, used in connection with Prudential's business;

          WHEREAS, Prudential has caused the Fund to be organized as an open-end management investment company (as that term is defined in the Investment Company Act of 1940) in which to invest funds from certain of its separate accounts, and the Fund will be registered as such an investment company with the Securities and Exchange Commission; and

          WHEREAS, Prudential has the capacity and is prepared to render investment advisory services and investment management services to the Fund; and

          WHEREAS, the Fund adopted the words "Prudential's Gibraltar" as part of its corporate name upon the agreement of Prudential and the Fund that a license to use such words and the Design would be entered into on the following terms;

          NOW, THEREFORE, Prudential and the Fund hereby agree as follows:

     1. Prudential shall act as investment adviser for the Fund and as such will manage the investment and reinvestment of the assets of the Fund, subject to the control of the Board of Directors of the Fund.

     2. Prudential shall be guided by the Fund's investment policies and restrictions set forth in its certificate of incorporation, by-laws and such registration statements and exhibits as from time to time may be on file with the Securities and Exchange Commission.

     3. Prudential shall determine what securities shall be purchased or sold for the Fund and shall arrange for the necessary placement of orders and execution of transactions. All brokers' commissions, taxes or governmental fees attributable to transactions for the Fund and all other applicable taxes arising out of the investment operations of the Fund, including income and capital gains taxes, if any, shall be charged against the Fund.

     4. At least once each month Prudential shall furnish the Fund with a schedule of the investments held by the Fund and shall include therein a statement of all purchases and sales made on behalf of the Fund during the period since the preceding report.

     5. Prudential shall, at its expense, provide the Fund with office facilities, including furniture and equipment and all personnel reasonably necessary for the Fund's operations. Prudential shall provide persons satisfactory to the Fund's Board of Directors to serve as officers and employees if elected or appointed, as the case may be. Prudential shall pay the reasonable compensation of all such persons. Any fees or other compensation to a member of the Board of Directors of the Fund, in his capacity as such, will be borne by the Fund.

                                      C-6
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     6.  As full compensation for all services rendered by Prudential hereunder, the Fund shall pay Prudential quarterly at the close of business on the last business day of each calendar quarter in each year a fee, which shall accrue daily at the annual rate of 0.125% (1/8th of 1%), computed on the daily closing value of the Fund's net assets during each day of the then concluding calendar quarter. For this purpose the value of the Fund's net assets shall be computed in the manner specified in the Fund's certificate of incorporation. In no event shall Prudential's compensation be on the basis of a share of the capital gains upon, or the capital appreciation of, the assets of the Fund or any portion thereof to the extent prohibited by Section 49:3-52 of the Revised Statutes of New Jersey.

     7(a). The Fund shall have a license to use the words "Prudential's Gibraltar" in its corporate name "Prudential's Gibraltar Fund", and a license to use such words and the Design, in connection with its operation as an investment company. The license herein granted to the Fund is on a royalty-free, non-exclusive basis.

     (b). Prudential retains the rights to use, or license the use of, the words "Prudential's Gibraltar" (and either of them and every combination and derivative thereof) in connection with other investment companies, subject to the requirements of the Investment Company Act of 1940, or any other business enterprise during the continuance in force of this Agreement.

     (c). The Fund acknowledges that the words "Prudential's Gibraltar" and the Design represent good will of great substantial value to Prudential and that Prudential must be able to protect and preserve such good will by terminating the license herein granted if Prudential, in its sole discretion, decides that it is necessary to do so or if Prudential decides that it is no longer in a position to assure that high quality standards will be associated with the use of the words and the Design. Accordingly, if the holders of the outstanding voting securities of the Fund fail to approve this Agreement, or if at any time after such approval Prudential or a company controlled by it ceases to be investment adviser of the Fund, Prudential shall have the absolute right to terminate the license herein granted forthwith upon written notice to the Fund. Prudential shall have the absolute right to terminate the license herein granted for any other reason upon 60 days' written notice of such termination to the Fund, but in such event this Agreement shall terminate on the 120th day following receipt by the Fund of such notice unless on or prior to such day the holders of a majority of the outstanding voting securities of the Fund shall have voted in favor of Prudential (or a company controlled by it) continuing to act as investment adviser to the Fund hereunder in accordance with the terms hereof notwithstanding the termination of the license herein granted.

     (d). Upon termination of the license herein granted, the Fund shall immediately change its corporate name to one which does not include the words "Prudential's Gibraltar" or either of them, or any combination or derivative thereof, and will discontinue all use by it of such words, the Design or anything resembling the Design, in connection with its business.

     (e). The terms of the license herein granted shall inure to the benefit of and be binding upon any successors or assigns of the Fund or Prudential.

     8. This Agreement supersedes the Investment Advisory Contract dated May 28, 1968 and the License Agreement dated June 27, 1968 between the parties hereto, shall remain in force until the first meeting of stockholders of the Fund held after January 1, 1969, and, if it is approved at such meeting by a majority of the outstanding voting securities of the Fund, shall continue in force from year to year thereafter, but only so long as such continuance is approved at least annually by the Board of Directors of the Fund, including the specific approval of a majority of the Directors who are not persons affiliated with Prudential, or by a vote of a majority of the outstanding voting securities of the Fund. Notwithstanding the foregoing, this Agreement may be terminated at any time, without payment of any penalty, by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Fund on 60 days' written notice to Prudential. Subject to the provisions of paragraph 7 hereof, this Agreement may be terminated by Prudential on 90 days' notice to the Fund.

     9. This Agreement may not be assigned by Prudential, with or without the consent of the Fund, and shall terminate automatically in the event of any such assignment. The term "assignment" shall have the meaning set forth in the Investment Company Act of 1940 and Section 49:3-53(c) of the Revised Statutes of New Jersey.

                                      C-7
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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on their behalf by their duly authorized officers as of the date first above mentioned.

                                    THE PRUDENTIAL INSURANCE COMPANY
Attest:                             OF AMERICA


/S/                                 By /S/
----------------------------        --------------------------
Secretary                           Sr. Vice President


Attest:                             PRUDENTIAL'S GIBRALTAR FUND


/S/                                 By /S/
----------------------------        --------------------------
Secretary                           President

                                      C-8